Exhibit 10.18

PINO CHAT Services
Agreement
between
EURO RSCG and JABBER

Date: JULY 23th , 2002

PINO CHAT Services
Agreement
between
EURO RSCG and Jabber

BENJAMENS VAN DOORN EURO RSCG B.V., a Dutch company with limited liability, whose registered office is in Amstelveen, the Netherlands, represented by C. Middeldorp, Managing Director, hereinafter referred to as “EURO RSCG”

and

Jabber, Inc., a Delaware corporation with principal offices located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202, represented by Robert Balgley, Chief Executive Officer, hereinafter referred to as “JABBER”

Whereas

•	NOKIA CORPORATION, NOKIA MOBILE PHONES business group, hereinafter NOKIA, will organize a new multimedia game in 2002, codename PINO (-project) or PINO;

•	EURO RSCG shall carry out the PINO project for NOKIA as prime contractor;

•	EURO RSCG wishes to involve JABBER in the PINO project for delivering of Chat Services as mentioned in this contract and described in Attachment A;

•
EURO RSCG desires to obtain from JABBER for this PINO project and JABBER desires to provide EURO RSCG with the services described in this Agreement on the terms and conditions set forth in this Agreement;

•	Jabber will be the provider of the Services described in this Agreement.

Therefore Parties agree as follows:

The PINO Chat Services Agreement, dated as of the Effective Date, is set forth below.

This Agreement is the complete and exclusive agreement between the Partiesregarding the subject matter of this Agreement, and replaces any prior oral or written communications between the Parties with respect to the subject matter of this Agreement.

By signing below, the Parties agree to be bound by the terms of this Agreement. Once signed, unless prohibited by applicable law, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

Agreed to	Agreed to:

Benjamens van Doorn EURO RSCG B.V.	Jabber Inc.

By:	/s/ CHRIS MIDDELDORP	By:	/s/ GWENAEL HAGAN

Authorized Signature		Authorized Signature

Chris Middeldorp, Managing Director	Gwenael Hagan, Chief Financial Officer

Name and Title Date: Place: Address Burg. A. Colijnweg 2 1182 AL Amstelveen The Netherlands	Name and Title Date: Place: Address 1899 Wynkoop Suite 600 Denver, Colorado 80202

1.0 Definitions	Attachments
2.0 Term	A Service descriptions
3.0 Conflicts	B Service Levels
4.0 Management of this Agreement	C Charges
4.1Project Executives	D Transition Phase
4.2Steering Committee	E Milestones
4.3Dispute Resolution	F Software/hardware
4.4Personnel	G Facilities
4.5Change
4.6Meetings
5.0 Services
5.1Description of Services
5.2Transition Phase
5.3Software
5.4Services Machines
5.5Required Consents
6.0 Charges, Credits, and Payments
6.1Charges
6.2Payments
7.0 Termination
7.1Termination for Convenience
7.2Termination for Cause
8.0 Confidential Information
9.0 Intellectual Property Rights
10.0 Indemnification
11.0 Limitation of Liability
12.0 Warranty
13.0 General
13.1 Assignment and Binding Nature
13.2 Data Privacy
13.3 Environmental
13.4 Facilities
13.5 Force Majeure
13.6 Freedom of Action
13.7 Governing Law And Jurisdiction
13.8 Limitations Period
13.9 Modifications
13.10 Notifications and Approvals
13.11 Publicity
13.12 Relationship

13.13 Risk of Loss
13.14 Severability
13.15 Survival
13.16 Third Party Beneficiaries
13.17 Waiver

1.       Definitions

The following terms have the meanings set forth below.

a.	Affiliate means any entity controlling, controlled by, or under common control with PARTY or EURO RSCG. The term “Control” and its correlative meanings, “controlling,” “controlled by” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent of the aggregate of all voting equity interests in an entity.

b.	Agreement means this agreement, dated as of the Effective Date, between EURO RSCG and JABBER and its Attachments.

c.	Applications Software means the programs, including all supporting documentation, source code (Only for the custom made PINO parts), and media that:

1.	perform specific data processing and telecommunication tasks; and

2.	are listed as Applications Software in Attachment (Software).

d.	Attachments mean the Attachments if applicable and Exhibits, collectively.

e.	Breaching Party has the meaning set forth in Section 7 (Termination) of this Agreement.

f.	Confidential Information has the meaning set forth in Section 8 (Confidential Information) of this Agreement.

g.	Defense has the meaning set forth in Section 10 (Indemnification) of this Agreement.

h.	Defense Costs means reasonable attorneys’ fees and costs of investigation incurred by the Indemnified Party in connection with defending a claim subject to indemnification under Section 10 (Indemnification) of this Agreement.

i.	Derivative Work means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable law.

j.	Discloser has the meaning set forth in Section 8 (Confidential Information) of this Agreement.

k.	Dispute Resolution Process has the meaning set forth in Section 4.3 (Dispute Resolution) of this Agreement.

l.	Effective Date means the date of signing as stated in this agreement

m.	Exhibit means the exhibit, if any, expressly referenced in and attached to an Attachment.

n.	Expiration Date means ECT 23:59 hourson 31 December 2002.

o.	Facilities means any location:

1.	leased, rented, or used by EURO RSCG that PARTY may use in providing the Services; and

2.	that is listed in Attachment G (Facilities).

p.	Force Majeure Event has the meaning set forth in Section 13.5 (Force Majeure) of this Agreement.

q.	Hazardous Material means any substance or material classified or considered hazardous or toxic under applicable law.

s.	PARTY Products means PARTY designated software made generally available by PARTY or its Affiliates.

t.	JABBER Regulatory Requirements means the laws applicable to JABBER in its capacity as an information technology services provider.

u.	Indemnified Party has the meaning set forth in Section 10.0 (Indemnification) of this Agreement.

v.	Indemnifying Party has the meaning set forth in Section 10.0 (Indemnification) of this Agreement.

w.	Materials means expressions of literary works or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that are developed by PARTY, or by PARTY and EURO RSCG, under this Agreement, delivered by PARTYto EURO RSCG as part of the Services, and are not available under vendor software license agreements (including license agreements for PARTY Products). Materials do not include the underlying literary works or other works of authorship upon which such Materials are based.

x.	Milestones are listed in Attachment E (Milestones).

y.	Services Charge means the charges to EURO RSCG for the Services of PARTY as mentioned in section 6

z.	Invoice has the meaning set forth in Section 6.1 (Charges) of this Agreement.

aa.	EURO RSCG means Benjamens van Doorn EURO RSCG BV, a wholly owned subsidiary of Benjamens van Doorn Groep Nederland B.V and any other affiliated Benjamens van Doorn Groep Nederland B.V. company

ab.	EURO RSCG Data means any information relating to an identifiable individual (Personal Data) that PARTY processes on behalf of EURO RSCG in performing the Services. EURO RSCG Data excludes Personal Data processed by PARTY for any reason other than PARTY’s performance of the Services;

ac.	EURO RSCG-Provided Product means any equipment, system, program, product, or business process provided to PARTY by EURO RSCG under this Agreement or used by EURO RSCG in conjunction with the Services.

ad.	EURO RSCG Regulatory Requirements means the laws applicable to EURO RSCG.

ae.	PINO means the all media game organized by NOKIA CORPORATION, Nokia Mobile Phones business group with its affiliates having its principal office at Keilalahdentie 4, FIN-02150 Espoo, Finland.

af.	Nonbreaching Party has the meaning set forth in Section 7.0 (Termination) of this Agreement.

ag.	Nonperforming Party has the meaning set forth in Section 13.5 (Force Majeure) of this Agreement.

ah.	Other Products has the meaning set forth in Section 12.0 (Warranty) of this Agreement.

ai.	Owner has the meaning set forth in Section 9.0 (Intellectual Property Rights) of this Agreement.

aj.	Party means either Jabber or EURO RSCG, alternatively.

ak.	Parties means Jabber and EURO RSCG, collectively.

al.	Payable Date has the meaning set forth in Section 6.2 (Payments) of this Agreement.

am.	Procedures Manual means the manual (electronic or hard copy) describing the operating processes and procedures governing the performance of the Services. The Procedures Manual is a Type II Materials.

an.	Project Executive has the meaning set forth in Section 4.1 (Project Executives) of this Agreement.

ao.	Recipient has the meaning set forth in Section 8.0 (Confidential Information) of this Agreement.

ap.	Required Consents means any consents or approvals required to give to PARTY and its Affiliates the right or license to use, execute, reproduce, display, perform, distribute copies of, and modify (including creating Derivative Works), any services, products, programs, materials, information, or facilities that PARTY may use or access in providing the Services under this Agreement.

aq.	Residual Information has the meaning set forth in Section 8.0 (Confidential Information) of this Agreement.

ar.	Attachments means the Attachments expressly referenced in and attached to this Agreement. An Attachment includes, if applicable, the Exhibits expressly referenced in and attached to an Attachment.

as.	Services means the information technology services and functions provided by PARTY to EURO RSCG, as set forth in Attachment A (Services and Support Responsibilities).

at.	Service Levels means the service delivery criteria established for certain of the Services, as set forth in Attachment B (Service Levels).

au.	Services Machines means machines that are owned, leased, or rented by PARTY and used by PARTY to provide the Services. Machines located at the Facilities are listed as Services Machines in Attachment F (Machines).

av.	Software means Applications Software and Systems Software, collectively.

aw.	Steering Committee has the meaning set forth in Section 4.2 (Steering Committee) of this Agreement.

ax.	Subcontractors means contractors, vendors, agents, and consultants selected and retained by PARTY or EURO RSCG, respectively.

ay.	Systems Software means the programs, including all source code (meaning only the custom made PINO parts), supporting documentation and media that:

1.	perform tasks basic to the functioning of data processing and telecommunication; and

2.	are required to operate the Applications Software.

b.	Term has the meaning set forth in Section 2.0 (Term) of this Agreement.

bb.	Third Party and Third Parties means any entity or person other than PARTY and EURO RSCG, NOKIA CORPORATION and their respective Affiliates, directors, officers, and employees.

bc.	Transition Phase has the meaning set forth in Section 5.2 (Transition of Services) of this Agreement.

bd.	Type I Materials has the meaning set forth in Section 9.0 (Intellectual Property Rights) of this Agreement.

be.	Type II Materialshas the meaning set forth in Section 9.0 (Intellectual Property Rights) of this Agreement.

2.0      Term

This Agreement begins on the Effective Date and expires on the Expiration Date (the Term), unless earlier terminated or extended under the terms of this Agreement. The Expiration date will be 31st of December 2002

3.0      Conflicts

If there is a conflict among the terms in the various documents within this Agreement:

a.	to the extent the conflicting provisions can reasonably be interpreted so that such provisions are consistent with each other, such consistent interpretation will prevail; and

b.	to the extent Section 3.0 (a) (Conflicts; consistency) does not apply, the following order of precedence will prevail:

1.	this Agreement (exclusive of its Attachments) will prevail over a conflicting term in its Attachments with the exception of Section 3.0 (b3); and

2.	an Attachment will prevail over a conflicting term in the Exhibits.

3.	By way of exception to Section 3.0 (b1) applies that solely with regard to Standard “off the shelf” software, Sections 13, 14, 22, 23, and 29 of Attachment F will prevail over this agreement. Standard “off the shelf” software is defined as: all (parts of) software not custom made or developed under this agreement.

4.0      Management of this Agreement

4.1      Project Executives

a.	PARTY and EURO RSCG will each appoint an individual (the Project Executives) who has the authority to represent and bind PARTY and EURO RSCG, respectively, in connection with all aspects of this Agreement.

b.	Before assigning an individual as a Project Executive, initially and subsequently, PARTY and EURO RSCG will:

1.	introduce the individual to the other;

2.	consistent with its personnel practices, provide the other with any information reasonably requested regarding the individual; and

3.	discuss any reasonable objections the other may have to such assignment.

b.	Each Party will confirm to the other in writing the names of their respective representatives (Project Executives, Steering Committee members and Lead Executives) and any changes therein.

4.2      Steering Committee

a.	PARTY and EURO RSCG will create a committee (the Steering Committee) consisting of one or more employees from EURO RSCG and its Affiliates and one employee from PARTY and its Affiliates to oversee the management of this Agreement. A senior nominee from EURO RSCG chairs the Steering Committee. Within 5 days after the Effective Date, PARTY and EURO RSCG will identify the titles of the initial members of the Steering Committee and will agree upon a process for replacement of the Steering Committee members.

b.	The Steering Committee:

1.	will regularly conduct reviews of the operating and strategic plans prepared by the Project Executives. EURO RSCG will issue minutes of these meetings within two working days following the meeting;

2.	will upon PARTY’s or EURO RSCG’s request, assist in resolving any issues arising during the negotiation of an amendment to this Agreement;

3.	will participate in the Dispute Resolution Process;

4.3      Dispute Resolution

a.	If EURO RSCG and PARTY have a dispute regarding the Services, EURO RSCG and PARTY will follow the dispute resolution process described in this Section (the Dispute Resolution Process).

b.	Procedure

1.	Project Executives

A dispute under this Agreement initially will be referred in writing to the Project Executives.

2.	Steering Committee

If the Project Executives are unable to resolve the dispute within five business days of their receipt of the written referral to the Project Executives, the dispute will be referred in writing to the Steering Committee.

3.	Lead Executives

If the Steering Committee is unable to resolve the dispute within 5 days of their receipt of the written referral to such designated representatives, the dispute will be referred in writing to the highest level of mandatory escalation.

4.	EURO RSCG and PARTY will exercise reasonable, good faith efforts to resolve the dispute throughout the Dispute Resolution Process.

c.	PARTY and EURO RSCG may not initiate formal proceedings for the resolution of such dispute until the earlier of:

1.	the lead executives’ joint written conclusion that amicable resolution through continued negotiation is unlikely;

2.	60 days after the written referral to such lead executives was made; or

3.	30 days before the limitations period governing any such cause of action relating to such dispute would expire.

d.	JABBER and EURO RSCG

agree that written or oral statements or offers of settlement made in the course of the Dispute Resolution Process set forth in this Section:

(a)	will be Confidential Information,

(b)	will not be offered into evidence, disclosed, or used for any purpose other than the Dispute Resolution Process, and

(c)	will not constitute an admission or waiver of rights; and

(d)	will be promptly returned to the other, upon request, any such written statements or offers of settlement, including all copies thereof.

e.	Continued Performance

f.	Except where clearly prevented by the nature of the dispute or in the event of EURO

RSCG’s breach of payment regulations as set forth in this Agreement and Attachment C,

PARTY and EURO RSCG agree to continue performing their respective obligations under this Agreement while a dispute is being resolved under the condition that Euro RSCG shall have the right the postpone or cease Payments to Party as set forth in article 6 of this Agreement and Attachment C (Charges) in case Party does not comply to the mutually agreed upon delivery dates in regard to Party’s Services or parts thereof as set forth in Attachment E (Milestones) of this Agreement, after Party has been notified in writing (including email) of its omission to meet Party’s obligations, within a reasonable time.

4.4      Personnel

a.	PARTY will comply with EURO RSCG’s reasonable rules and regulations communicated in writing to PARTY regarding personal and professional conduct if and while at the Facilities.

b.	PARTY and EURO RSCG will each be responsible for the management, direction, control, supervision, and compensation of its own employees.

c.	The Services will be provided under the management, direction, control, and supervision of PARTY under this Agreement. Notwithstanding PARTY’s intention to keep changes in the Project Team as low as reasonably possible, PARTY may choose in its absolute discretion to perform its responsibilities under this Agreement through its Affiliates or Subcontractors, provided that PARTY will not be relieved of its obligations under this Agreement by the use of such Affiliates or Subcontractors.

c.	If EURO RSCG reasonably determines that it is not in EURO RSCG’s best interests for an employee of PARTY, PARTY’s Affiliates or their Subcontractors to continue performing the Services, EURO RSCG will provide PARTY with a written notice and explanation for EURO RSCG’s request that PARTY remove such employee from providing Services. Promptly after receiving such notice and explanation, PARTY will investigate the matter and take appropriate action, which may include the removal of such employee.

4.5      Change

a.	Except for changes made by JABBER on an emergency basis, JABBER will:

1.	obtain EURO RSCG’s approval before making any unplanned changes that will have a material adverse effect on EURO RSCG’s business operations;

2.	Attachment change activities with the goal of minimizing unreasonable interruptions to EURO RSCG’s business operations; and

3.	prepare a monthly Attachment of planned and ongoing changes that will have a material adverse effect on EURO RSCG’s business operations.

b.	With respect to changes:

1.	materially affecting EURO RSCG’s business operations that were made by PARTY on an emergency basis; or

2.	for which PARTY was not required to obtain EURO RSCG’s approval as set forth in this Section;

PARTY will provide EURO RSCG with documentation of such changes within five business days after such change was made.

4.6      Meetings

Within the week after the Effective Date, EURO RSCG and PARTY will mutually determine a Attachment for periodic meetings between EURO RSCG and PARTY, which meetings will include:

1.	regular operations meeting in the project team to discuss daily performance and planned or anticipated activities and changes;

2.	a time Attachment for Steering Committee meeting to review other matters as appropriate.

5         Services

5.1      Description of Services

PARTY will provide the Services as set forth in this Agreement, Attachment A, EURO RSCG will perform, at no charge to PARTY, its obligations set forth in this Agreement.

5.2      Transition Phase

a.	There will be a transition phase (“Transition Phase”) beginning on the Effective Date, to be ended ultimately on the date of the ‘Start of Registration’, as mentioned in Attachment A.
The Transition Phase may be extended with mutual agreement of the Parties. During the Transition Phase, PARTY will be responsible for:

1.	preparing, delivering and installing the Services as mentioned in Attachment A, including the necessary Software

2.	providing EURO RSCG with a Software license for the Package XXX, if applicable as mentioned in Attachment F. Parties will set the license conditions by separate Agreement, if applicable

3.	meeting with the PARTY Milestones and activities in connection therewith as mentioned in and in conformance with Attachment E

4.	participating in the testing phase of the PINO system to the extent needed for ensuring complete functionality of the system

5.	creating final service level agreements;

6.	creating or adjusting reports indicating the true service level in relation to the service level agreements;

7.	creating or adjusting relevant procedures, such as user instructions and change management, work instructions (see also Attachment D)

b.	EURO RSCG will cooperate with PARTY, as it is cooperating with the other suppliers in the PINO project, in accomplishing all aspects of the transition, including the commitment of the resources necessary to complete the transition during the Transition Phase. The obligations with regard to the service levels as described in Attachment B (Service Levels) will not take effect before the final SLA’s have been agreed upon and after required changes, if any, have been implemented. If necessary the Transition Phase shall be extended to accommodate any such change.

c.	The Transition Phase will not end until EURO RSCG will have agreed upon the results of testing the services as described in Attachment A on the basis of the acceptance criteria as mentioned in Attachment D

5.3      Software

5.3.1	If and as far as EURO RSCG software or software from subcontractors of EURO RSCG is used by PARTY to provide the Services:

a.	EURO RSCG represents and warrants that, during the Term, PARTY has the right to access and use such software in the manner in which EURO RSCG was using such software as of the Effective Date.

b.	EURO RSCG hereby grants to PARTY, for PARTY’s provision of the Services, the same rights to use such software that EURO RSCG has with respect to such software, subject to Section 5.5 (Required Consents) of this Agreement.

5.3.2	The same as mentioned in 5.3.1 applies for PARTY providing software to EURO RSCG necessary in executing the PINO project

5.4      Services Machines

a.	Services Machines

If and as far as delivered by PARTY in the PINO project, PARTY retains all right, title and interest in and to all Machines of this Agreement. PARTY represents and warrants that PARTY is either the owner of the Services Machines or is authorized by its owner to include it under this Agreement.

b.	Additional or Replacement Services Machines

Additional or replacement Services Machines, including upgrades, may be added by PARTY as PARTY determines necessary to perform the Services in accordance with the Service Levels.

5.5      Required Consents

a.	EURO RSCG will obtain and provide to PARTY, with PARTY’s reasonable assistance, all Required Consents, which will be consistent with the terms of this Agreement (such as confidentiality and liability).

b.	If any Required Consent is not obtained, EURO RSCG and PARTY will cooperate with each other in achieving a reasonable alternative arrangement to continue to process its work with as minimal interference to its business operations as is reasonable until such Required Consent is obtained.

6         Charges, Credits, and Payments

6.1      Charges

As set forth in Attachment C (Charges):

a.	Services Charge

JABBER will invoice EURO RSCG for the Services Charge, according to the schedule as set forth in Attachment C (Charges)

b.	Termination Charges

If a EURO RSCG elects to terminate this Agreement for its convenience, as set forth in Section 7.1 (Termination for Convenience) of this Agreement, PARTY will invoice EURO RSCG for the charges for the Services already performed and still open to the date of termination as mentioned in section 2, PARTY will also invoice EURO RSCG for all reasonable costs PARTY has already made in executing the services in this Agreement. Last invoice(s) shall be detailed and costs shall be made evident.

c.	Other Charges

1.	If EURO RSCG requests that Services be performed in a certain manner or by certain employees of PARTY, its Affiliates, or their Subcontractors, which request is different than or in addition to that agreed upon in this Agreement, PARTY will advise EURO RSCG in advance of the additional charges, if any, for such request.

2.	PARTY will invoice EURO RSCG for any other agreed upon charges.

6.2      Payments

EURO RSCG will pay PARTY’s invoices as set forth below.

a.	The Payable Date for all invoices provided to EURO RSCG by PARTY under this Agreement, will be 30 days after receipt of such invoice following payment schedule as mentioned in Attachment C. EURO RSCG will pay each invoice to an account specified by PARTY.

b.	If any payments are not received by PARTY within 60 days after the Payable Date,
EURO RSCG will also pay PARTY a late fee of the lesser of one and one-half (1.5%) percent per month or the highest percentage allowed by Dutch lawof such payments per every thirty days.

7         Termination

7.1      Termination for Convenience

EURO RSCG may elect to terminate this Agreement for its convenience as per the dates as mentioned in Attachment C, by providing PARTY with a 30 days prior written notice stating its election to terminate this Agreement for convenience. In such case EURO RSCG has to pay PARTY the Charges (Termination Charges) as mentioned in section 2.2 of Attachment C.

7.2      Termination for Cause

a.	EURO RSCG or PARTY (the Nonbreaching Party) may elect to terminate this Agreement because of a material breach of this Agreement by the other (the Breaching Party) after having followed the Dispute Resolution Process as described in article 4.3 above by following the process set forth in this Section.

b.	The Nonbreaching Party will provide the Breaching Party with written notice of such material breach within 21 days after noticing the material breach, describing in detail the specific nature and dates of the material breach, and will provide the Breaching Party with the opportunity to cure the material breach as follows:

1.	in the event of a failure to pay any amount due on the Payable Date, thirty days; and

2.	in the event of any other material breach, 10 days. If the nature of any nonmonetary breach is such that it would be unreasonable to expect a cure within 10 days, an additional 10 days will be allowed.

c.	If the material breach is not cured during the applicable cure period set forth above, the Nonbreaching Party may terminate this Agreement for material breach by providing the Breaching Party with written notice within 10 days after the expiration of the cure period specified above, declaring termination of this Agreement for material breach under this Section, effective on the date stated in such notice. Such effective date will be no later than 14 days after the Breaching Party’s receipt of such notice of termination for material breach.

8         Confidential Information

Reference is made to the GENERAL NON-DISCLOSURE AGREEMENT between the Parties, Agreement Number: as signed on June 20th 2002. which is considered integral part of this Agreement.

9         Intellectual Property Rights

A.	This Section specifies the ownership and license rights of Materials. Materials are either Type I Materials or Type II Materials.

B.	Type I Materials are Works or software for which the pre - existing copyright is owned by EURO RSCG or of which EURO RSCG is the licensee. All Materials are Type II Materials, except for Type I Materials.

C.	Type I Materials

         1.       Ownership

Type I Materials are owned by EURO RSCG. PARTY will retain one copy of Type I Materials, as far is necessary to provide the Services and only for the duration of the Agreement

         2.       License Rights

EURO RSCG hereby grants to PARTY and its Affiliates, as far as necessary to provide the Services and only for the duration of the Agreement, the following license to Type I Materials:

(a)	a nonexclusive, worldwide, paid-up, irrevocable license to use, execute, reproduce, display, perform, distribute copies of, and modify (including creating Derivative Works based on) Type I Materials; and

(b)	the right to authorize others to do any of the former.

D.	Type II Materials

         1.       Ownership

Type II Materials are owned by PARTY, its Affiliates or Third Parties.

         2.       License Rights

PARTY hereby grants to EURO RSCG and its Affiliates the following license to Type II Materials:

(a)	a nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute copies of Type II Materials, but only for:

(i)	EURO RSCG’s internal use;

(ii)	for the purpose of EURO RSCG’s receipt of the Services during the Term for the PINO game provided that such license will terminate upon PARTY’s termination of this Agreement for EURO RSCG’s material breach; and

(b)	the right to authorize others to do any of the former.

E.	The ownership and license rights granted in this Section are limited by and subject to any patents and copyrights held by, and the terms of any license agreements with, applicable vendor software providers (including PARTY and its Affiliates) as informed to the other when applicable.

F.	PARTY and EURO RSCG grant only the licenses and rights specified in this Agreement. No other licenses or rights (including licenses or rights under patents) are granted.

G.	EURO RSCG and PARTYeach agree to reproduce the copyright notice and any other legend of ownership on the original and any copies made under the licenses granted in this Section. No copyright notice and any other legend of ownership is visible towards the final consumer participants participating in the live phase of the PINO project.

10.      Indemnification

a.	Defense by PARTY

PARTY will defend EURO RSCG, its Affiliates and NOKIA CORPORATION, and their respective employees, officers, and directors against any claim by a Third Party:

1.	that an PARTY Product provided to EURO RSCG by PARTY under this Agreement infringes such Third Party’s patent or copyright; and

2.	for interest, or penalties against EURO RSCG that are obligations of PARTY pursuant to of this Agreement.

b.	Defense by EURO RSCG

EURO RSCG will defend PARTY, its Affiliates, and their respective employees, officers, and directors against any claim by a Third Party:

1.	that a EURO RSCG-Provided Product infringes such Third Party’s patent or copyright;

2.	for interest, or penalties against PARTY that are obligations of EURO RSCG pursuant to of this Agreement;

3.	based on an environmental claim arising out of this Agreement or as a result of the Services performed at the Facilities, except to the extent that PARTY has caused the environmental damage as a result of PARTY’s breach of its obligations under this Agreement; and

4.	based on any products or services provided by EURO RSCG or its Affiliates.

c.	If PARTY or EURO RSCG is obligated to provide the defense in subsections (a) (Defense by PARTY) or (b) (Defense by EURO RSCG) above (the Indemnifying Party), subject to subsection (e) (Indemnification Procedures), the Indemnifying Party agrees to pay to the other (the Indemnified Party) all:

1.	damages that a court finally awards to such Third Party towards PARTY or EURO RSCG/NOKIA CORPORATION) for such claim and any Defense Costs; or

2	the amount of any settlement agreed to by the Indemnifying Party and any Defense Costs, in each case ((1) and (2)), in proportion to the Indemnifying Party’s comparative fault in causing such amounts.

d.	Patent and Copyright Claims

1.	The Indemnifying Party will have no obligation for patent or copyright claims pursuant to subsections (a) (Defense by PARTY) or (b) (Defense by EURO RSCG) above to the extent such claims are a result of:

(a)	modifications of the PARTY Products or EURO RSCG-Provided Products, or the use of such products in other than their specified operating environment;

(b)	the Indemnified Party’s combination, operation, or use of the PARTY Products or EURO RSCG-Provided Products with products, data, or apparatus not provided by the Indemnifying Party; unless such modification, combination, operation or use was at the direction or request of, or in accordance with the specifications provided by the Indemnifying Party.

2.	PARTY will have no obligation for patent or copyright claims pursuant to subsection

(a)	(Defense by PARTY) above to the extent such claims arise from PARTY Products acquired or licensed from a third party without a warranty of any kind.

3.	If a patent or copyright infringement claim is made or appears likely to be made, the Indemnified Party agrees to permit the Indemnifying Party to obtain the right for the Indemnified Party to continue to use the PARTY Product or EURO RSCG-Provided Product, or to modify or replace it with one that is at least functionally equivalent.

e.	Indemnification Procedures

1.	The Indemnifying Party’s obligations under this Section are subject to the Indemnified Party following the procedures set forth in this subsection (e) (Indemnification Procedures).

2.	The Indemnified Party will promptly notify the Indemnifying Party in writing of a claim covered by this Section.

3.	The Indemnifying Party will be entitled to take sole control of (or in case of NOKIA CORPORATION entitled to participate in) the defense and investigation of the claim (collectively, the Defense) at its own expense, and to use attorneys of its choice, by providing prompt written notice to the Indemnified Party. The Indemnifying Party will not be liable to the Indemnified Party for any Defense Costs incurred after such notice, except for Defense Costs to the extent really necessary for Indemnified Party’s Defence in addition to the Indemnifying Party’s control of the Defence or incurred at the Indemnifying Party’s request.

4.	The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the Defense of such claim, and may reasonably participate at its own expense, through its attorneys or otherwise, in such Defense.

5.	If the Indemnifying Party does not take sole control of the Defense of a claim as provided in this subsection (e) (Indemnification Procedures):

(a)	the Indemnifying Party may participate in such Defense, at its sole cost and expense; and

(b)	the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate; and

(c)	the Indemnifying Party will pay the Indemnified Party’s Defense Costs.

6.	All settlements of claims subject to indemnification under this Section will:

(a)	be entered into only with the consent of the Indemnified Party, which consent will not be unreasonably withheld; and

(b)	include an appropriate confidentiality agreement prohibiting disclosure of the terms of such settlement.

11.      Limitation of Liability

a.	General Intent

PARTY’s and EURO RSCG’s and their respective Affiliates’, employees’, officers’, and directors’ entire liabilityunder this Agreement, and their exclusive remedies, are set forth in this Section and Section 10.0 (Indemnification) of this Agreement.

b.	Damages

         Except in cases of intentional misconduct or gross negligence, PARTY and EURO RSCG and their respective Affiliates’, employees’, officers’ and directors’ entire liability for actual, direct damages under this Agreement, regardless of the basis on which PARTY or EURO RSCG is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), will be limited in the aggregate for all claims and causes of actions to EUR 500.000 (fivehundredthousand Euros) or the amount of the agreed Service Fee, whichever is greater. Any damages as a result of delaying, canceling (the agreed start of) or stopping the PINO game because of PARTY’s failure of delivering their services and/or meeting with their Milestones are direct damages under this Agreement

         The limitation of liability in subsection 11.0 (b) (Damages) above does not apply to:

1.	any damages for bodily injury (including death) and damage to real property and tangible personal property;

2.	EURO RSCG’s or PARTY’s obligation to indemnify the other under this Agreement, as provided in Sections 10.0 (a) (1) and (b) (1) (infringement), Sections 10.0 (a) (3) and 10.0 (b) (3) (taxes), Section 10.0 (b) (4) (environmental), and Section 10.0 (b) (5) (EURO RSCG’s products or services) of this Agreement; and

3.	any damages associated with EURO RSCG’s infringement or violation of the intellectual property rights of PARTY or its Affiliates and any damages associated with PARTY’s infringement or violation of the intellectual property rights of EURO RSCG or its Affiliates.

c.	Subject to the subsection 10.0 (b), in no event will PARTY, EURO RSCG, or their respective Affiliates, employees, officers, and directors have any liability under this Agreement, regardless of the basis on which PARTY or EURO RSCG is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), for any special, incidental, punitive, or indirect damages, or for any economic consequential damages (including lost profits or savings), even if foreseeable or even if EURO RSCG or PARTY has been advised of the possibility of such damages.

d.	In no event will PARTY or its Affiliates, employees, officers, and directorshave any liability under this Agreement, regardless of the basis on which EURO RSCG is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), for claims for damages made against EURO RSCG by Third Parties or EURO RSCG’s Affiliates, except for

PARTY’s obligation to indemnify EURO RSCG pursuant to Section 10.0 (Indemnification) and for damages for bodily injury (including death) and damage to real property and tangible personal property.

In no event will EURO RSCG or its Affiliates, employees, officers, and directorshave any liability under this Agreement, regardless of the basis on which PARTY is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), for claims for damages made against PARTY by Third Parties or PARTY’s Affiliates, except for EURO RSCG’s obligation to indemnify PARTY pursuant to Section 10.0 (Indemnification) and for damages for bodily injury (including death) and damage to real property and tangible personal property.

e.	In no event will PARTY, its Affiliates, or their respective employees, officers, and directors have any liability for any damages to the extent caused by EURO RSCG’s, its Affiliates’, or their respective employees’, officers’, or directors’ failure to perform EURO RSCG’s obligations under this Agreement, nor will EURO RSCG, its Affiliates, or their respective employees, officers, and directors have any liability for any damages if to the extent caused by PARTY’s, its Affiliates’, or their respective employees’, officers’, or directors’ failure to perform PARTY’s obligations under this Agreement.

12.      Warranty

a.	Compliance with Laws and Obligations

1.	JABBER represents and warrants that it complies with the JABBER Regulatory Requirements to the extent that such PARTY Regulatory Requirements relate to the performance of its obligations under this Agreement.

2.	EURO RSCG represents and warrants that it complies with the EURO RSCG Regulatory Requirements to the extent that such EURO RSCG Regulatory Requirements relate to the performance or utilization of the Services, and will identify and make interpretations of any EURO RSCG Regulatory Requirements applicable to the performance or utilization of the Services.

b.	Other Disclaimers

PARTY does not warrant uninterrupted or error-free operation of any machines, software, products, or Services or that PARTY will find or correct all defects. Nevertheless, PARTY will comply and warrant operation with the Service Levels given in Attachment B.

13.      General

13.1    Assignment and Binding Nature

a.	PARTY may not delegate its obligations, and EURO RSCG may not assign its rights or delegate its obligations, under this Agreement, without the prior written consent of the other, except that PARTY may delegate its obligations and EURO RSCG may assign its rights or delegate its obligations to their respective Affiliates, provided:

1.	such Affiliate accepts such assignment and assumes such obligations, in writing;

2.	EURO RSCG or PARTY, respectively, remains fully liable for and is not relieved from the full performance of its obligations; and

3.	EURO RSCG and PARTY provide the other with written notice, together with a copy of the signed assignment, delegation, and assumption agreement, within three business days of such assignment, delegation, or both.

b.	PARTY’s and EURO RSCG’s respective permitted successors and assigns will be bound by this Agreement.

c.	A change in Control or a sale of all or substantially all of the assets of PARTY or EURO RSCG will be deemed an assignment and delegation of this Agreement, requiring consent as set forth in this Section.

c.	Any attempted assignment or delegation of all or any part of this Agreement that does not comply with this Section is void.

13.2    Data Privacy

a.	General

1.	PARTY and EURO RSCG are each responsible for complying with their respective obligations under the applicable data protection laws governing EURO RSCG Data.

2.	EURO RSCG remains solely responsible for determining the purposes and means of PARTY’s processing of EURO RSCG Data under this Agreement, including that such processing will not place PARTY in breach of the applicable data protection laws.

3.	Data protection laws are EURO RSCG Regulatory Requirements with respect to EURO RSCG Data, except and only to the extent such data protection laws regulate PARTY’s processing of EURO RSCG Data in PARTY’s performance of the Services. PARTY and EURO RSCG each acknowledge that it is not investigating the steps the other is taking to comply with applicable data protection laws. Nothing in this Agreement prevents PARTY or EURO RSCG from taking the steps it deems necessary to comply with applicable data protection laws.

b.	Security

1.	PARTY acknowledges it is solely responsible for determining that the security measures specified in this Agreement constitute appropriate technical and organizational measures to protect EURO RSCG Data as required by the applicable data protection laws.

2.	As a processor of EURO RSCG Data, PARTY will process EURO RSCG Data as specified in Attachment A (Services and Support Responsibilities). EURO RSCG agrees that PARTY may perform such processing as PARTY reasonably considers necessary or appropriate to perform the Services.

c.	Transborder Data Flows

PARTY is solely responsible for determining that any transfer by PARTY or EURO RSCG of EURO RSCG Data across a country border under this Agreement complies with the applicable data protection laws.

d.	Information

1.	If EURO RSCG is required to provide information to an individual regarding EURO RSCG Data, PARTY will reasonably cooperate with EURO RSCG in providing such information. EURO RSCG will reimburse PARTY for its reasonable charges for such assistance.

2.	Upon PARTY’s or EURO RSCG’s reasonable written request, EURO RSCG or PARTY will provide the other with such information that it has regarding EURO RSCG Data and its processing that is necessary to enable the requester to comply with its obligations under this Section and the applicable data protection laws.

3.	Nothing in this Section requires PARTY to provide EURO RSCG access to PARTY’s, its Affiliates’, or any of their Subcontractors’ premises or systems or to information relating to PARTY’s, its Affiliates’, or their Subcontractors’ other customers.

13.3    Environmental

a.	EURO RSCG represents and warrants that during the Term the Facilities will not contain any unsafe condition or Hazardous Materials. If EURO RSCG becomes aware of the existence of any unsafe condition or Hazardous Materials at a Facility, EURO RSCG will promptly provide JABBER with written notice specifying the nature and location of such unsafe condition or Hazardous Materials. JABBER reserves the right to discontinue performance of the Services affected by such unsafe condition or the presence of Hazardous Materials until the unsafe condition or presence of Hazardous Materials has been remedied.

b.	EURO RSCG will ensure that the Facilities provide a safe working environment, including complying with any applicable laws.

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c.	EURO RSCG will remedy any violation of law with respect to any unsafe condition or the presence of Hazardous Materials. The investigation, detection, abatement, and remediation of any unsafe condition or Hazardous Materials at the Facilities are not within the scope of this Agreement.

d.	JABBER shall have the same obligations as described under this article 13.3 subsections a, b, c if EURO RSCG uses Facilities of JABBER.

13.4    Facilities

EURO RSCG will provide JABBER if necessary with:

1.	the use of space, equipment, and support at the Facilities reasonably necessary for the performance of the Services.

2.	coordination of Facility access security requirements, and administrative support to be used by PARTY in support of the Services. EURO RSCG will provide PARTY with full and safe access to such Facilities, subject to Section 4.4 (a) (Personnel, facility rules) of this Agreement; and

3.	the same or similar access to EURO RSCG’s workplace services, such as parking and cafeteria facilities, if any, as EURO RSCG provides to its employees and Subcontractors.

EURO RSCG may request a reasonable compensation from PARTY for the costs incurred by the above.

13.5    Force Majeure

a.	PARTY and EURO RSCG will not be liable for any default or delay in the performance of their respective obligations, to the extent that such default or delay:

1.	is caused, directly or indirectly, by an event beyond the reasonable control of PARTY or EURO RSCG, whichever is the entity unable to perform (the Nonperforming Party), such as fire, flood, earthquake, elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties; and

2.	could not have been prevented by commercially reasonable precautions, alternative sources, workaround plans, or other means.

Such default or delay ((1) and (2), collectively) is a Force Majeure Event.

b.	The Nonperforming Party will be excused from any further performance of the obligations affected by such Force Majeure Event for as long as such Force Majeure Event continues and the Nonperforming Party continues to use commercially reasonable efforts to recommence performance. The Nonperforming Party will immediately notify the other under this Agreement by telephone (to be confirmed in writing within five days of the inception of such default or delay) and describe at a reasonable level of detail the circumstances causing such Force Majeure Event. If a Force Majeure Event substantially prevents, hinders, or delays PARTY’s performance of the Services necessary for the operation of EURO RSCG’s Critical Functions, if any, for more than 14 consecutive days, then EURO RSCG may either:

1.	procure such Services from an alternate provider until JABBER is able to provide the Services. Subject to Section 13.5 (d) (Force Majeure, charges) below, JABBER will reimburse EURO RSCG for any reasonable payments to such alternate provider for such Services, for the lesser of 14 days or the remainder of the Term; or

2.	terminate this Agreement by providing JABBER with a written notice of termination.

13.6    Freedom of Action

a.	PARTY may enter into similar agreements with others and develop and provide hardware, software or services that are similar to or competitive with the hardware, software, and Services provided under this Agreement, except to the extent that such hardware, software or services infringe EURO RSCG’s patent rights or copyrights under applicable law.

b.	PARTY personnel providing Services to EURO RSCG under this Agreement may perform similar services for others and this Agreement will not prevent PARTY from using the personnel and equipment provided to EURO RSCG under this Agreement for such purposes.

c.	EURO RSCG will be the sole contracting Party of JABBER for the PINO project and therefore PARTY will not communicate with NOKIA CORPORATION, Nokia Mobile Phones business group on the subject of the PINO project without EURO RSCG’s prior consent, unless reasonable grounds arise on which PARTY disputes this principle of non-communicating with NOKIA CORPORATION, Nokia Mobile Phones business group, following the Dispute Resolution Process, as described in art. 4.3 of this Agreement.

13.7    Governing Law And Jurisdiction

a.	This Agreement, its Attachments, Exhibits and Attachments will be governed by the laws of The Netherlands.

b.	Disputes which cannot be settled as stipulated in Section 4 shall be finally settled by arbitration by three arbitrators and shall be brought forward to a competent and officially recognized arbitrage institution, Geschillencommissie Automatiseringsbranche.

13.8    Limitations Period

Neither PARTY nor EURO RSCG may bring a legal action, more than one year after the cause of action arose, unless otherwise provided by applicable law without the possibility of contractual waiver or limitation.

13.9    Modifications

a.	Modifications to this Agreement may be made only by a written amendment signed byJABBER and EURO RSCG.

b.	Modifications in any other form are void.

d.	Any terms on any order or written notification that are not signed by PARTY and EURO RSCG are void.

13.10   Notifications and Approvals

a.	When PARTY’s performance of the Services requires or is contingent upon EURO RSCG’s performance of an obligation (including providing approval or notification or taking a recommended corrective action) under this Agreement, and EURO RSCG delays or withholds its performance beyond the agreed time period (or beyond five business days, if a time period is not specified), PARTY will be relieved of its obligation to perform such Services entirely or, if it is reasonable for PARTY to perform once EURO RSCG performs, until a reasonable period following EURO RSCG’s performance of its responsibility. In addition to charges as agreed upon and as set forth in Attachment C, EURO RSCG will pay PARTY for any additional and proven expenses incurred as a result of EURO RSCG’s delay or nonperformance.

b.	PARTY and EURO RSCG may communicate with each other by electronic means. Such communication is acceptable as a signed writing to the extent permissible under applicable law. An identification code (called a user ID) contained in an electronic document will be deemed sufficient to verify the sender’s identity and the document’s authenticity.

c.	Unless specified otherwise in this Agreement, when PARTY or EURO RSCG is required to provide notice to the other, such notice will be deemed given upon the earlier of:

1.	the day of receipt, if delivered in person or electronically;

2.	one business day after being given to an express courier with a reliable system for tracking delivery; or

3.	three business days after the date of mailing, when using local postal services, registered or certified mail, return receipt requested, postage prepaid.

d.	PARTY and EURO RSCG will provide notifications under this Agreement to the following:

1.	For termination, breach or default:

If to JABBER :
Chief Executive Officer of Jabber Inc. Robert Balgley 1899 Wynkoop Suite 600 Denver, Colorado 80202
With a copy to: JABBER Project Executive Mark Troyer Managing Director, Europe Jabber BV
If to EURO RSCG:	Managing Director of Benjamens van Doorn EURO RSCG B.V. Chris Middeldorp Burg. A. Colijnweg 2 1182 AL Amstelveen With a copy to: EURO RSCG Project Executive Dennis Bruin

2.	For all other notices:

If to PARTY:	JABBER Project Executive Mark Troyer
If to EURO RSCG:	EURO RSCG Project Executive Dennis Bruin

e.	JABBER or EURO RSCG may change its address, phone and facsimile numbers for notification purposes by giving the other prior written notice of the new information and its effective date.

13.11   Publicity

Advertising/Public Relations (PR) Campaign

         Subject to the General Non-Disclosure Agreement and article 8 of this Agreement:

a.	EURO RSCG has the sole responsibility for its advertising/PR campaign. PARTY will have no liability for any resulting consequences, costs, and or expenses incurred by EURO RSCG.

b.	PARTY and EURO RSCG will obtain the other’s prior written consent before publicly using any advertising, written sales promotion, press releases, or other publicity matters relating to this Agreement or in which the other’s name is used or may reasonably be inferred. Which consent will always be in line with the agreed principles in the GENERAL NON-DISCLOSURE AGREEMENT between the Parties, Agreement as signed on June 20th 2002.

c.	Within the time frame of this Agreement PARTY may, with prior written approval by EURO RSCG, include the other’s name, and a factual description of the work performed under this Agreement:

1.	on employee bulletin boards;

2.	in its list of references;

3.	in the experience section of proposals;

4.	in internal business planning documents;

5. in its annual report to stockholders; and

6.	whenever necessary to comply with generally accepted accounting principles or applicable laws.

13.12   Relationship

         This Agreement will not be construed as:

a.	constituting EURO RSCG to be a partner of JABBER;

b.	creating any form of legal association betweenEURO RSCG and JABBER that would impose liability upon one for the act or failure to act of the other, or any form of a fiduciary relationship or duty between JABBER and EURO RSCG; or

c.	granting EURO RSCG or JABBER the right, power, or authority (express or implied) to create any duty or obligation for the other.

13.13   Risk of Loss

EURO RSCG is responsible for risk of loss of and damage to equipment owned, leased, or rented by PARTY that is located on EURO RSCG’s Facilities and any loss of and damage to software owned by or licensed to PARTY that is in EURO RSCG’s possession at the time of such loss or damage. PARTY is responsible for risk of loss of and damage to equipment owned, leased, or rented by EURO RSCG that is located on PARTY’s premises and any loss of and damage to software owned by or licensed to EURO RSCG that is in PARTY’s possession at the time of such loss or damage.

13.14   Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement will not in any way be affected or impaired, and the invalid, illegal, or unenforceable provision will be restated to reflect the original intentions of EURO RSCG and PARTY under this Agreement as nearly as possible in accordance with applicable laws.

13.15   Survival

Any terms of this Agreement that by their nature extend beyond its expiration or termination remain in effect until fulfilled, including Confidential Information, governing law and jurisdiction, indemnification,intellectual property rights, limitation of liability, limitations period, charges, credits and payments, survival, third party beneficiaries, and warranty.

13.16   Third Party Beneficiaries

This Agreement does not create anybenefits, rights, claims, obligations,or causes of action in, to, or on behalf of, any person or entity (including Affiliates,Third Parties, or Subcontractors) other than to EURO RSCG and PARTY under this Agreement, except as set forth in Section 10.0 (Indemnification) and Section 11.0 (Limitation of Liability) of this Agreement.

13.17   Waiver

The exercise or waiver, in whole or in part, of any right, remedy, or duty provided for in this Agreement will not constitute the waiver of any prior, concurrent or subsequent right, remedy, or duty within this Agreement.

_____________________________________________________________________________________________

PINO CHAT Services
Agreement
between
EURO RSCG and Jabber

_____________________________________________________________________________________________

Attachment A: Statement of Work

Euro RSCG

Jabber PINO Project

Exhibit 1: Software Requirements Specification

Pino Chat Services Agreement between Euro RSCG and Jabber: Attachment A: Statement of Work Exhibit 1 Software Requirements Specification

Jabber, Inc.:	Benjamens van Doorn Euro RSCG B. V, Inc.:
By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Attachment A-1
Jabber, Inc.
Professional Services Agreement
For
Benjamens van Doorn Euro RSCG B.V.

         THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”) between Jabber, Inc. (“Jabber, Inc.”), a Delaware corporation with principal offices located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202 and Benjamens van Doorn Euro RSCG B.V.(“Client”) whose name, principal business address, and jurisdiction of incorporation are set forth below, is effective as of June 21, 2002 (“Effective Date”). Jabber, Inc. and Client are referred to collectively as the “Parties.”

Client Name(s):	Benjamens van Doorn Euro RSCG B.V.
Address:	Burg. A. Colijnweg 2
City/State/Zip or City/Province/Postal Code:	1182 AL AMSTELVEEN
County:
Country:	The NETHERLANDS
Jurisdiction of Incorporation:	Registration Chamber of Commerce under 33.150.140

Background

         WHEREAS, Client desires to have Jabber, Inc.provide professional services related to the Jabber Software as described in Exhibit D-1.

         WHEREAS, Jabber, Inc. is willing to offer professional services subject to the terms of this Agreement.

Agreement

In consideration of the foregoing, the Parties agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Master Agreement.

2.       Jabber Inc.’s Obligations

         2.1      Jabber, Inc. shall perform for Client the professional services (the “Services”) specified in Exhibit D-1, in the form of Statement of Work, as same may be revised in writing from time to time by mutual agreement of the Parties, each of which will be made a part of this Agreement. In the event of a conflict between any term of this Agreement and an Exhibit, the terms of the Exhibit shall prevail.

         2.2      Changes within the scope of the Services shall be made only in a writing executed by authorized representatives of both parties. Jabber, Inc. shall not commence work in connection with any change until the fee and/or schedule impact of the change is agreed upon by the parties in writing.

         2.3      Jabber, Inc. reserves the right to determine which of its personnel shall be assigned to perform the Services, and to replace or reassign such personnel during the term hereof; provided, however, that it will, subject to scheduling and staffing considerations, use reasonable efforts to attempt to honor Client’s request for specific individuals.

         2.4      Jabber, Inc. shall have the right to outsource its obligations under this Agreement to a third party, provided that Jabber, Inc. shall remain responsible for its obligations under this Agreement that are performed by such third party.

3.       Client Obligations

         3.1      In connection with Jabber, Inc.’s provision of the Services, Client shall perform all tasks and assume all responsibilities not expressly described as the Services and, in particular, shall perform those tasks and assume those responsibilities specified in the applicable Exhibit (“Client Responsibilities”). The Exhibit shall also contain any assumptions related to the Services. Client understands that Jabber, Inc.’s performance is dependent on Client’s timely and effective satisfaction of Client Responsibilities hereunder and timely decisions and approvals by Client. Jabber, Inc. shall be entitled to rely on all decisions and approvals of the Client in connection with the Services. Changes in decisions and approvals are subject to the provisions of Section 2.2, above.

         3.2      In addition to any particular items which may be specified in the Exhibit, when required by Jabber, Inc., Client shall supply on-site Jabber, Inc. personnel with reasonably suitable office space, desks, storage, furniture, and other normal office equipment support, including adequate telephone service, postage, copying, typing, and general office supplies which are necessary in connection with Jabber Inc.’s performance of the Services.

4.       Term and Termination

         4.1      Either party may at any time terminate this Agreement by giving thirty (30) days’ written notice of termination to the other. In the event of such termination, Client shall pay Jabber, Inc. the lesser of 1) the amount specified in the applicable Exhibit or 2) the amount incurred by Jabber, Inc. for all Services rendered and expenses incurred by Jabber, Inc. prior to the date of termination.

         4.2      If either party is in material default of its obligations hereunder and such material default continues for thirty (30) days following receipt of written notice from the other party, the non-breaching party may terminate this Agreement immediately, in addition to any other remedies it may have.

5.       Charges, Taxes and Payments

         5.1      Client shall pay Jabber, Inc. for the Services as defined in the applicable Exhibit at Jabber, Inc.’s then current rates for professional services, unless otherwise specified in the applicable Exhibit.

         5.2      Unless the Parties agree otherwise in writing, Client shall make a retainer pre payment of 17.5% of the value of tbe Exhibit prior to the commencement of any professional service activities. In the event that the retainer fee is not consumed in professional services as specified in the applicable Exhibit, Jabber Inc shall issue a credit note for the remaining balance on clients account.

         5.3      Unless the Parties agree otherwise in writing or unless provided otherwise in Exhibit D-1, Statement of Work, Client shall pay the amounts payable to Jabber, Inc. hereunder within thirty (30) days of receipt of invoices submitted by Jabber, Inc. Any invoice remaining unpaid for more than sixty (60) days from receipt shall accrue interest at the rate of the lesser of one and one-half (1.5%) percent per month or the highest rate allowed by Dutch law.

         5.4      Unless provided otherwise in an Exhibit, Jabber, Inc. shall be reimbursed by Client for all reasonable and necessary expenses incurred by Jabber, Inc. in the performance of the Services, including, but not necessarily limited to, travel and lodging expenses, communications charges and supplies.

         5.5      The charges specified in this Agreement are exclusive of all federal, state, local and foreign taxes, levies and assessments. Client agrees to bear and be responsible for the payment of all such taxes, levies and assessments imposed on Client or Jabber, Inc. arising out of this Agreement excluding any income tax imposed on Jabber, Inc. by a governmental entity of the United States.

6.       Confidential Information.

         6.1      “Confidential Information” means any trade secret or other information or data of a proprietary or confidential nature belonging to either party, including but not limited to: (a) technical or developmental information (including associated documentation); (b) marketing or pricing information; (c) business practices or relationships; (d) performance results or benchmark test results of all or any portion of the Products; (e) designs, ideas, concepts, inventions, technical know how, software programs, program flow charts, file layouts, and all record bearing media containing or disclosing such information. Confidential Information shall not include information of one party that: (i) is or becomes lawfully available to the public through no act or omission of the other party; (ii) is in the other party’s lawful possession prior to the disclosure and was not obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure.

         6.2      Neither party shall use or disclose to any person, either during the term or after the termination of this Agreement, any Confidential Information owned by the other party, except as expressly permitted pursuant to the terms of this Agreement or as required in response to a valid order or requirement of a court or other governmental body having competent jurisdiction provided, however, that the party proposing to so disclose first gives prior written notice of such proposed disclosure to the other party.

         6.3      Parties agree upon signing a mutually acceptable Non-Disclosure Agreement (the “NDA”) that will be considered an integral part of this Agreement and that will be attached to Exhibit D-1 as Exhibit D-2. In case of any conflict the NDA will prevail over the articles of this article 6 or any other article in this Agreement relating to the subject of Confidential Information.

7.       Non-Solicitation.

         Neither party shall solicit for employment, whether directly or indirectly through an associated or affiliated company or subsidiary from the date of this Agreement or any Exhibit and for a period of one (1) year thereafter, any person who is employed or contracted by the other party during the duration of this Agreement. .

8.       Proprietary Materials and Work Product.

         8.1      Unless the parties agree otherwise in writing, the parties acknowledge and agree that all work product (the “Work”) developed in providing the Services by Jabber, Inc. or resulting from providing the Services by Jabber, Inc. shall become and remain the exclusive property of Jabber, Inc.. No right, title or interest in all or any portion of the Work, is conveyed or assigned to Client either expressly or by implication by virtue of this Agreement including any patents, copyrights, trade secrets, trademarks, trade names or other intellectual property (collectively, the “Intellectual Property Rights”) Unless agreed otherwise in writing. Jabber, Inc. grants Benjamens van Doorn Euro RSCG B.V. and its client NOKIA Corporation a nonexclusive, worldwide license to use such Intellectual Property Rights of Jabber, Inc. as are necessary for the purpose of developing, implementing and executing the Project PINO, as described in Exhibit D-1, Statement of Work. This license does not include a license to use any Jabber Software Products, including but not limited to the JCP or Webclient, to be integrated into Project PINO as provided in the Statement of Work, the license for which shall be granted pursuant to a separated mutually acceptable license agreement among the Parties.

         8.2      Nothing in this Agreement shall preclude Jabber, Inc. from developing for itself, or for others, materials which are competitive with those produced as a result of the Services provided hereunder, irrespective of their similarity to items which may be delivered to Client pursuant to this Agreement. Jabber, Inc. shall not use any of the Work for itself or others for any cross media games sponsored by mobile handset manufacturers. .

9.       Warranty, Limitation of Liability and Indemnification

         9.1      Jabber warrants that the Services will be provided in a professional, workmanlike manner, consistent with the standards in the industry. Jabber represents and warrants that it will comply with the requirements of the Services as set out in the Statement of Work and as set out in this Agreement. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO SUCH SERVICES WHETHER ORAL OR WRITTEN, EXPRESS OR

IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY ANDF FITNESS FOR A PARTICULAR PURPOSE.

         9.2      JABBER, INC. WILL NOT BE LIABLE FOR ANY FAILURE OR DELAY IN PERFORMANCE DUE IN WHOLE OR IN PART TO ANY CAUSE BEYOND JABBER, INC.’S REASONABLE CONTROL INCLUDING FORCE MAJEURE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) ANY SPECIAL, INDIRECT, INCIDENT OR CONSEQUENTIAL DAMAGES, OR (B) ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

         9.3      Client will hold Jabber, Inc. and its directors, officers, employees, representatives and agents, (collectively, “Jabber, Inc. Representatives”) harmless from, and defend and indemnify Jabber, Inc.and Jabber, Inc. Representatives against, any and all claims, losses, damages and expenses, including reasonable attorneys’ fees, arising from a third party claim against Jabber, Inc. or Jabber, Inc. Representatives. to the extent that such third party claim is based on the negligence or willful misconduct of Client or its agents or representatives.

         9.4      Jabber, Inc. will hold Client and its directors, officers, employees, representatives and agents (collectively, “Client Representatives”) harmless from, and defend and indemnify Client and Client Representatives against, any and all claims, losses, damages and expenses, including reasonable attorneys’ fees, arising from a third party claim against Client or Client Representatives to the extent that such third party claim is based. on: (a) the negligence or willful misconduct of Jabber, Inc. or Jabber, Inc. Representatives or (b) claims of infringement of Intellectual Property Rights against Client or Client Representatives for the authorized use of the Products.

         9.5      If a third party asserts a claim that is eligible for indemnification under Sections 9.3 or 9.4: (a) the indemnified party will promptly notify the indemnifying party of the suit or claim; (b) the indemnified party will give the indemnifying party sole authority to defend or settle the suit or claim, provided that the indemnifying party does not agree to a settlement of the suit or claim unless the settlement is reasonably acceptable to the indemnified party; (c) the indemnified party will provide to the indemnifying party all information in its control concerning the suit or claim; and (d) the indemnified party will reasonably cooperate with the defense of the suit or claim. The indemnification obligations under Sections 9.3 and 9.4 are subject to and conditioned upon compliance with this Section 9.5 by the indemnified party.

10.      General

         10.1    In connection with this Agreement each party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose.

         10.2    The waiver by either party of a breach of or a default under any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy it has or may have hereunder operate as a waiver of any right or remedy by such party.

         10.3    This Agreement and any Exhibits attached hereto contains the full understanding of the parties with respect to the professional services and supersedes all prior understandings and writings relating thereto. No waiver, consent modification, amendment or change of the terms of this Agreement shall be binding unless in writing and signed by Jabber, Inc. and Client.

         10.4    This Agreement and Exhibits shall be governed by the laws of the Netherlands. Disputes will be exclusively decided upon by the District Court of Amsterdam. Any license agreements for software products, as suggested by Section 8.1, will contain a choice of law provision specifying law of the State of Colorado.

         10.5    Any notice or other communication in connection with this Agreement shall be furnished in writing and shall be effective upon receipt, except for the notices of changes as stated in Article 2.2 of this Agreement.

         10.6    Except for Client’s payment obligations for professional services already completed by Jabber, Inc., neither Client nor Jabber, Inc. will be deemed to be in default of any provision of this Agreement or for any failure in performance, resulting from acts or events beyond the reasonable control of Client or Jabber, Inc., as the case may be including, without limitation, acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, telecommunication outages, equipment malfunctions or other such major events beyond Client’s or Jabber, Inc.’s reasonable control.

Jabber, Inc.:		Client: Benjamens van Doorn Euro RSCG B.V.
By:	/s/ GWENAEL HAGAN	By:	/s/ CHRIS MIDDELDORP

Name:	Gwenael Hagen	Name:	Chris Middeldorp
Title:	Chief Financial Officer	Title:	Managing Director
Date:		Date:

Attachment B-2

Jabber, Inc. Maintenance and Support Agreement

This Maintenance and Support Agreement (the “Agreement”) is entered into between Jabber Inc., a Delaware corporation with its principal place of business at 1899 Wynkoop St., Suite 600, Denver, Colorado, 80202 (“Jabber”) and Benjamens van Doorn Euro RSCG B.V., a Dutch B.V. with its principal place of business at Burg. A. Colijnweg 2, 1182 AL AMSTELVEEN , The Netherlands, (“Customer”), (individually, a “Party,” and collectively, the “Parties”).

1.	Background. Jabber has licensed certain Software to Customer pursuant to the Jabber Commercial Software License and an Offer to License signed by Customer. Customer desires to have Jabber maintain and/or support that Software during the term of this Agreement.

2.	Definitions.

“Maintenance” means Jabber, using commercially reasonable efforts, will provide Minor Releases or Major Releases (as those terms are later defined) of the Software, when and as released during the term of this Agreement.

“Support “ means Jabber, using commercially reasonable efforts, will provide a problem reporting service and remote assistance (through telephone, email, instant messaging or other mechanism(s) at Jabber’s discretion), to assist Customer in identifying and fixing documented and reproducible failures of the Software to perform as specified in its written specifications. Support also includes the provision by Jabber of Service Releases (as that term is later defined) of the Software to Customer when and as released during the term of this Agreement.

“Response Time” means the length of time between when the Customer reports a problem and when Jabber delivers an initial meaningful response.

“Release Number” means the three-integer number, of the form A.B.C, or two-integer number, of the form A.B (equivalent to A.B.0), by which Jabber identifies a new release of the Software. The integer A identifies the “Major Release,” the integer B identifies the “Minor Release, and the integer C identifies the “Service Release” of the Software, as follows:

•	Service Release. Successive Service Releases denote bug fixes or minor improvements with no significant changes in specification.

•	Minor Release. Successive Minor Releases denote minor new features, improvements and enhancements within the framework of an existing specification.

•
Major Releases. Successive Major Releases denote major new features, improvements and enhancements within the framework of an existing specification, or architectural changes in or additions to the specification.

“Severity Levels” means the categorization, by Jabber, of a problem with the Software reported by Customer, as follows:

•
Severity Level 1: Catastrophic product failures that do not have a viable workaround, including any failure that causes a complete interruption of service, are of Severity Level 1. Jabber promises to make reasonable commercial efforts to resolve these problems to the exclusion of all other work.

•
Severity Level 2: Problems that have been substantiated as a serious inconvenience to Customer or its Users, including Severity Level 1 failures for which a temporary workaround is available, are of Severity Level 2. Jabber promises to make reasonable commercial efforts to resolve these problems in the next Service Release or Minor Release of the Software, or in the form of a patch that can be applied to the current release.

•
Severity Level 3: Problems for which there is a reasonable workaround or for which Customer claims no urgency, are of Severity Level 3. Jabber promises to make reasonable commercial efforts to resolve these problems in the next Service Release or Minor Release of the Software.

•	Severity Level 4: Enhancement requests are of Severity Level 4. Jabber considers these enhancement requests for implementation in the next Minor Release or Major Release of the Software.

3.	Maintenance Plan. Upon execution of this Agreement and start of the Initial Term, Jabber will provide new Releases of the Software that are made generally available during the Initial Term of this Agreement, and for Renewal Terms upon payment of the Annual Maintenance Fee in effect and published by Jabber at the time of renewal.

☒ Maintenance. Jabber will provide to Customer all releases of the Software that are made generally available by Jabber during the Initial Term and any Renewal Term of this Agreement.

4.	Support Plans. Support is only available to those Customers for whom a Maintenance Plan is currently in effect. Upon execution of this Agreement and start of the Initial Term, Jabber will provide technical support during the Initial Term of this Agreement to address problems with the Software reported by Customer to Jabber, and for Renewal Terms upon payment of the Annual Support Fee in effect and published by Jabber at the time of renewal. Jabber will also distribute Service Releases to Customer under each of the following Support Plans. Customer hereby selects one of two Support Plans, as indicated below:

☒ Extended Hours Support: Jabber provides email, Jabber IM and telephone support from 7:00 a.m. to 6:00 p.m. (MST) on Jabber’s business days and Customer will have access to Jabber’s support site. Jabber will make reasonable commercial efforts to provide an initial response within thirty (30) minutes from receipt of query for all Severity Levels.

5.	Contacts. Customer designates the individual below as primary contact for support services. Jabber will accept requests for support only from the designated contacts. Customer may designate up to four additional contacts and may change the contacts from time to time on an as needed basis (Customer should refer to the Helpdesk Usage Document for changing contacts).

Primary Contact: __________________________

Phone number: ___________________________

Email address: ____________________________

6.	Term. Maintenance Plan and Support Plan services shall be provided for a Term of three (3) months starting on October 1, 2002 and terminating on December 31, 2002.

7.	Termination. This Agreement, and any Maintenance Plan and/or Support Plan selected by Customer hereunder, will terminate (i) upon the expiration of the Initial Term and any Renewal Term, unless the Maintenance Plan and/or Support Plan is renewed, or (ii) upon the termination for any reason of the Jabber Commercial Software License for the Software.

8.	Supported Releases. Jabber shall provide Support to Customers, as specified herein, for the current Release of the Software. Jabber shall also provide Support for one previous Release of the Software until the earlier of (i) the expiration or earlier termination of the Support Plan, or (ii) six (6) months after the general availability of the current Release of the Software.

9.	Engineering Services. Jabber shall have no obligation hereunder to provide Customer with engineering services other than as expressly set forth herein.

10.	Outsourcing. Jabber reserves the right to outsource its obligations under this Agreement to third parties, provided that Jabber shall remain responsible for its obligations that are performed by said third parties.